Exhibit 10.2

 Execution Copy

TAX SHARING AGREEMENT

BY AND BETWEEN

OIL STATES INTERNATIONAL, INC.

AND

CIVEO CORPORATION

DATED AS OF MAY 27, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1	Terms	2
1.2	References; Construction	7

ARTICLE II PREPARATION AND FILING OF TAX RETURNS

2.1	Preparation of Tax Returns – Oil States’ Responsibility	7
2.2	Preparation of Tax Returns – Civeo’s Responsibility	8
2.3	Agent	8
2.4	Manner of Tax Return Preparation	8

ARTICLE III LIABILITY FOR TAXES; ALLOCATION

3.1	Civeo’s Liability for Article II Taxes	8
3.2	Oil States’ Liability for Article II Taxes	9
3.3	Computation	9
3.4	Payment of Sales, Use or Similar Taxes	9
3.5	Payment of Tax Liability	9
3.6	Amended Returns	9
3.7	Carrybacks	10
3.8	Refunds	11
3.9	Earnings and Profits Allocation	11
3.10	Allocation of Tax Items	11

ARTICLE IV LIABILITY FOR TRANSACTION TAXES

4.1	Oil States’ Liability for Transaction Taxes	11
4.2	Civeo’s Liability for Transaction Taxes	11
4.3	Shared Liability for Transaction Taxes	12

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1	Tax Materials	12
5.2	No Contrary Knowledge	12
5.3	No Contrary Plan	12

ARTICLE VI COVENANTS

6.1	General	12

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6.2	Civeo Restricted Actions	13
6.3	Permitted Actions	14
6.4	General 355(e) Covenant	14
6.5	Notice of Subsequent Information	14
6.6	Cooperation Related to the Tax-Free Status of the Distribution	14
6.7	Tax Reporting	15
6.8	Tax Assistance and Cooperation	15

ARTICLE VII PAYMENTS

7.1	Estimated Tax Payments	16
7.2	True-Up Payments	16
7.3	Redetermination Amounts	16
7.4	Payments Under this Agreement	17

ARTICLE VIII AUDITS AND TAX PROCEEDINGS

8.1	In General	17
8.2	Notice	17
8.3	Control of Transaction Tax Proceedings	18

ARTICLE IX INDEMNIFICATION

9.1	Oil States’ Indemnification Obligations	18
9.2	Civeo’s Indemnification Obligations	18
9.3	Indemnification Mechanics	18

ARTICLE X MISCELLANEOUS

10.1	Dispute Resolution	19
10.2	Governing Law	19
10.3	Changes in Law	20
10.4	Confidentiality	20
10.5	Amendment, Modification, or Termination	20
10.6	Notices	20
10.7	Complete Agreement	21
10.8	Interpretation	21
10.9	Counterparts	21
10.10	Successors and Assigns; No Third-Party Beneficiaries	21
10.11	Authorization	21
10.12	Waiver of Jury Trial	22
10.13	Waivers	22
10.14	Specific Performance	22
10.15	Setoff	22

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10.16	Severability	22
10.17	Effective Date	22

iii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT, made and entered into effective as of May 27, 2014 (the “Agreement”), is by and between Oil States International, Inc., a Delaware corporation (“Oil States”), and Civeo Corporation, a Delaware corporation and wholly owned subsidiary of Oil States (“Civeo”). Each of Oil States and Civeo is sometimes referred to herein as a “Party” and, collectively, the “Parties.”

R E C I T A L S

WHEREAS, Oil States, through various subsidiaries, is engaged in the Accommodations Business and the Oil States business;

WHEREAS, the board of directors of Oil States has determined that it is in the best interests of Oil States and its shareholders that Civeo operate the Accommodations Business;

WHEREAS, Civeo is currently a member of the Oil States Consolidated Group;

WHEREAS, pursuant to the Separation and Distribution Agreement, Oil States and Civeo currently contemplate that:

(a)     Oil States and Civeo Mars together will form a Netherlands cooperative, Civeo Netherlands, which will be disregarded as separate from Oil States for U.S. federal tax purposes (the “Civeo Netherlands Formation”).

(b)     Civeo Mars will contribute to Civeo Netherlands all of its indirect interest in Civeo Canada in exchange for 99 percent of the shares of Civeo Netherlands. Oil States will contribute cash and/or a portion of the Canadian Hybrid Instruments in exchange for 1 percent of the shares of Civeo Netherlands.

(c)     Oil States will contribute (i) its ownership interests in Civeo USA, Civeo Mars, Civeo Investments, Civeo Offshore, and Civeo Netherlands, (ii) the remaining portion of the Canadian Hybrid Instruments, and (iii) the Civeo Mars Receivable to Civeo in exchange for (i) shares of Civeo common stock, (ii) the assumption of certain liabilities of Oil States associated with the Accommodations Business, and (iii) cash (collectively, the “Contribution”).

(d)     Oil States will distribute all of the outstanding stock of Civeo to Oil States’ shareholders (the “Distribution”);

WHEREAS, the Parties intend that, for United States federal income tax purposes, the Contribution and the Distribution, taken together, will qualify as a tax-free reorganization under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, the Parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution and the Distribution under Sections 355 and 368(a)(1)(D) of the Code.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the Parties agree as follows:

Article I
DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1     Terms. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accommodations Business” means the accommodations segment of Oil States as described in Oil States’ Annual Report on Form 10-K for the period ended December 31, 2013, which business provides integrated accommodations services for people working in remote locations.

“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

“Agreement” has the meaning set forth in the Recitals of this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Audit” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Canadian Hybrid Instrument” means a debt instrument paired with a forward subscription agreement that together constitute shares of a second class of common equity of Civeo Premium for U.S. federal income tax purposes.

“Capital Stock” has the meaning set forth in Section 6.2(b).

“Civeo” has the meaning set forth in the Recitals of this Agreement.

“Civeo Canada” means Civeo Group, Inc., a Canadian corporation which owns all of the shares of one class of common stock of Civeo Premium.

“Civeo Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Civeo will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

“Civeo Investments” means Civeo Investments, LLC, a Delaware limited liability company which is classified as a corporation for U.S. federal income tax purposes.

 “Civeo Mars” means Civeo Mars Holdco 1, LLC, a Delaware limited liability company which is classified as a corporation for U.S. federal income tax purposes.

“Civeo Mars Receivable” means the intercompany receivable due from Civeo Mars to Oil States which will be disregarded for U.S. federal income tax purposes.

“Civeo Netherlands” means Civeo Investments Coöperatief U.A., a Netherlands cooperative.

“Civeo Netherlands Formation” has the meaning set forth in the Recitals of this Agreement.

“Civeo Offshore” means Civeo Offshore LLC, a Delaware limited liability company which is classified as a corporation for U.S. federal income tax purposes.

“Civeo Premium” means Civeo Premium Camp Services Ltd., a Canadian limited company which is classified as a corporation for U.S. federal income tax purposes.

“Civeo Tax Refund” has the meaning set forth in Section 3.8.

“Civeo USA” means Civeo USA LLC, a Delaware limited liability company which is classified as a corporation for U.S. federal income tax purposes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return with respect to franchise Taxes or Income Taxes, other than United States federal Income Taxes, filed on a consolidated, combined, or unitary basis wherein Civeo or any member of the Civeo Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Oil States or one or more members of the Oil States Group.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Civeo or any member of the Civeo Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Oil States or one or more members of the Oil States Group.

“Contribution” is defined in the Recitals of this Agreement.

“Dispute” has the meaning set forth in Section 10.1.

“Distribution” has the meaning set forth in the Recitals of this Agreement.

“Distribution Date” means the date the Distribution is effected.

“Draft Tax Materials” has the meaning set forth in Section 5.1.

“Estimated Tax Installment Date” means the estimated United States federal Income Tax installment due dates prescribed in Section 6655(c) of the Code and any other date on which an installment of Income Taxes is required to be made.

“Federal Separate Tax Liability” means the Civeo Group’s United States federal Income Tax liability, as determined by Oil States in good faith and prepared: (a) assuming that the members of the Civeo Group were not included in the United States federal consolidated Income Tax return of the Oil States Consolidated Group and including only Tax items of members of the Civeo Group that would have been included in the United States federal consolidated Income Tax return of the Oil States Consolidated Group for the applicable taxable period; (b) using all applicable elections, accounting methods and conventions used in the United States federal consolidated Income Tax Return of the Oil States Consolidated Group for the applicable taxable period; (c) applying the highest statutory marginal corporate United States federal Income Tax rate in effect for such taxable period; and (d) assuming that the Civeo Group’s utilization of any tax attribute carryforward or carryback is limited to the tax attributes of the Civeo Group that were actually utilized in the United States federal consolidated Income Tax return of the Oil States Consolidated Group for such period.

“Filing Party” has the meaning set forth in Section 8.1.

“Final Determination” means the final resolution of liability for any Tax Item or for the Tax Liability for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax Liability for any taxable period; (iii) any allowance of a Tax Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Final Tax Materials” has the meaning set forth in Section 5.1.

“Income Taxes” means all federal, state, local or foreign Taxes measured by or imposed on net income, or any Taxes imposed in lieu of such Taxes.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnifying Party” means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Party” means any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Officer’s Certificate” means the letter executed by officers of Oil States and Civeo provided to Oil States’ outside tax advisors in connection with the Tax Opinion.

“Oil States” has the meaning set forth in the Recitals of this Agreement.

“Oil States Consolidated Group” means the Affiliated Group of which Oil States is the common parent corporation.

“Oil States Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Oil States is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Civeo Group.

“Oil States Tax Refund” has the meaning set forth in Section 3.8.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.4.

“Owing Party” has the meaning set forth in Section 7.4.

“Payment Period” has the meaning set forth in Section 7.4(c).

“Person” means and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

“Post-Distribution Taxable Period” means a taxable period or portion thereof that begins after the Distribution Date.

“Potential Disqualifying Action” has the meaning set forth in Section 6.4.

“Pre-Distribution Taxable Period” means a taxable period or portion thereof that ends on or before the Distribution Date.

“Private Letter Ruling Request” means the private letter ruling request submitted by Oil States to the IRS on August 21, 2013, and any supplements thereto.

“Restricted Action” has the meaning set forth in Section 6.2(h).

“Restricted Period” means the period beginning on the date of the execution of this Agreement through and including the last day of the two-year period following the Distribution Date.

“Separate Tax Liability” means the Federal Separate Tax Liability and the State Separate Tax Liability, as applicable.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between Oil States and Civeo dated as of May 27, 2014.

“State Separate Tax Liability” means the sum of the Civeo Group’s liability for Taxes owed with respect to Combined Returns for any period in which any member of the Civeo Group is a member of the Oil States Consolidated Group prepared in a manner consistent with the principles set forth in the definition of Federal Separate Tax Liability.

“Straddle Period” means any tax period that begins on or before and ends after the Distribution Date.

“Subsequent Opinion” has the meaning set forth in Section 6.3(d).

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and includes any liability in respect of Taxes that arises by operation of law.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

“Tax Benefit” means a reduction in the Tax Liability (or increase in a refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax Liability (or reduction in a refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

“Tax-Free Status” has the meaning set forth in Section 6.1.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax Liability.

“Tax Liabilities” means all liabilities for Taxes.

“Tax Losses” means all Tax Liabilities and any losses attributable to a reduction in net operating losses, net operating loss carryforwards, capital losses, capital loss carryforwards, or tax credits of the Oil States Group.

“Tax Opinion” means the opinion letter to be issued by Oil States’ outside tax advisors addressing certain U.S. federal Income Tax consequences of the Contribution and the Distribution.

“Tax Refund” has the meaning set forth in Section 3.8.

“Tax Returns” means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

“Transaction Taxes” means any Tax or increase in Tax Liability resulting from any income or gain recognized by Oil States, Civeo or their affiliates as a result of the Contribution or the Distribution failing to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) and related provisions of the Code or corresponding provisions of other applicable Tax laws.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Department of the Treasury.

1.2     References; Construction.

(a)     Capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.

(b)     The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)     The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)     References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

Article II
PREPARATION AND FILING OF TAX RETURNS

2.1     Preparation of Tax Returns – Oil States’ Responsibility.

(a)     Oil States will prepare or cause to be prepared, and will file or cause to be filed, (i) all Consolidated Returns and all Combined Returns; (ii) all Income Tax Returns of Civeo and any member of the Civeo Group for any Pre-Distribution Taxable Period or Straddle Period that are not foreign Income Tax Returns for Civeo and any member of the Civeo Group; and (iii) all Tax Returns of Oil States or any member of the Oil States Group that do not include Civeo or any member of the Civeo Group.

(b)     Subject to Section 2.4, Oil States will have the right, with respect to any Tax Return described in Section 2.1(a), to determine: (i) the manner in which such Tax Return will be prepared and filed, including the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported; (ii) whether any extensions may be requested; (iii) the elections that will be made by Oil States, any member of the Oil States Group, Civeo, or any member of the Civeo Group on such Tax Return; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(c)     Oil States shall provide Civeo with a copy of any Tax Returns that include Civeo or any member of the Civeo Group promptly upon the filing of such Tax Returns.

2.2     Preparation of Tax Returns – Civeo’s Responsibility. Civeo will prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of Civeo and any member of the Civeo Group for any Post-Distribution Taxable Period; (ii) all foreign Income Tax Returns of Civeo and any member of the Civeo Group; and (iii) all Tax Returns (other than Income Tax Returns described in Sections 2.1(a)(i) and 2.1(a)(ii)) with respect to Civeo and any member of the Civeo Group.

2.3     Agent. Subject to the other applicable provisions of this Agreement, Civeo hereby irrevocably designates, and agrees to cause each member of the Civeo Group to so designate, Oil States as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Oil States, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a).

2.4     Manner of Tax Return Preparation. Unless otherwise required by applicable law, the Parties hereby agree (i) to prepare and file all Tax Returns for any Pre-Distribution Taxable Period in a manner consistent with past practice regarding such preparation and filing, and (ii) to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Officer’s Certificate, the Tax Opinion, and the Private Letter Ruling Request. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

Article III
LIABILITY FOR TAXES; ALLOCATION

3.1     Civeo’s Liability for Article II Taxes.

(a)     With respect to all Tax Returns described in Section 2.1(a)(i), Civeo will be liable for the Separate Tax Liability, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Civeo with respect to any such Separate Tax Liability.

(b)     With respect to all Tax Returns described in Sections 2.1(a)(ii) and 2.2, Civeo will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Civeo with respect to such Taxes.

3.2     Oil States’ Liability for Article II Taxes.

(a)     With respect to all Tax Returns described in Section 2.1(a)(i), Oil States will be liable for the difference between the Separate Tax Liability and all Taxes shown as due on such Tax Returns, and will be entitled to receive and retain all refunds or credits of Taxes attributable to such difference.

(b)     With respect to all Tax Returns described in Section 2.1(a)(iii), Oil States will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Oil States with respect to such Taxes.

3.3     Computation. At least ten (10) days prior to the due date of any Tax Return for which Civeo will incur a Separate Tax Liability, Oil States shall provide Civeo with a written calculation in reasonable detail setting forth the amount of such Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 7.1). Civeo will have the right to review and comment on such calculation, and shall be provided with reasonable access to any supporting documentation on request. Any dispute with respect to such calculation will be resolved pursuant to Section 10.1. If such dispute has not been resolved prior to the due date (including extensions) for filing such Tax Return, Civeo will pay the Separate Tax Liability to Oil States and will be entitled to be reimbursed by Oil States to the extent the dispute is resolved in Civeo’s favor.

3.4     Payment of Sales, Use or Similar Taxes. All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”) applicable to, or resulting from, the Contribution and the Distribution will be borne fifty percent (50%) by Oil States and fifty percent (50%) by Civeo. Notwithstanding anything in this Article III to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 7.4. Civeo, Oil States, and their respective affiliates will cooperate in (i) determining the amount of such Transfer Taxes, (ii) providing all requisite exemption certificates, and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.

3.5     Payment of Tax Liability. The party responsible for filing a Tax Return under Article II will be responsible for paying to the relevant Tax Authority the entire amount of the Tax Liability reflected on such Tax Return; provided, however, that the party liable for such Tax Liability pursuant to this Article III shall pay the Taxes for which it is liable to the filing party as set forth in Section 7.4.

3.6     Amended Returns. Except as required by applicable law, without the prior written consent of Oil States, neither Civeo nor any member of the Civeo Group will file any amended Tax Return with respect to any Pre-Distribution Taxable Period of Civeo. Except as required by applicable law, without the prior written consent of Civeo or any member of the Civeo Group, Oil States may not amend any Tax Return with respect to any Pre-Distribution Taxable Period to the extent such amendment will materially increase the Tax Liability of Civeo or any member of the Civeo Group with respect to any Pre-Distribution Taxable Period.

3.7     Carrybacks.

(a)     The carryback of any loss, credit, or other Tax Item from any Post-Distribution Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws).

(b)     Subject to Sections 3.7(d) and 3.8, in the event that any member of the Civeo Group realizes any loss, credit or other Tax Item in a Post-Closing Taxable Period of such member, such member may elect to carry back such Tax Item to a Pre-Closing Taxable Period or a Straddle Period of Oil States. Oil States shall cooperate with Civeo and such member in seeking from the appropriate Taxing Authority any Tax Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Civeo’s cost and expense; provided, that Oil States shall not be required to seek such Tax Refund and Civeo and such member shall not be permitted to seek such Tax Refund, in each case to the extent that such Tax Refund would reasonably be expected to materially adversely impact Oil States (including through an increase in Taxes or a loss or reduction of a Tax Item regardless of whether or when such Tax Item otherwise would have been used), in each case without the prior written consent of Oil States. Civeo (or such member) shall be entitled to any Tax Refund realized by any member of the Oil States Group or the Civeo Group resulting from such carryback.

(c)     Subject to Sections 3.7(d) and 3.8, in the event that any member of the Oil States Group realizes any loss, credit or other Tax Item in a Post-Closing Taxable Period of such member, such member may elect to carry back such loss, credit or other Tax Item to a Pre-Closing Taxable Period or a Straddle Period of such member. Civeo shall cooperate with Oil States and such member in seeking from the appropriate Taxing Authority any Tax Refund that reasonably would result from such carryback (including by filing an amended Tax Return), at Oil States’ cost and expense; provided, that Civeo shall not be required to seek such Tax Refund and Oil States and such member shall not be permitted to seek such Tax Refund, in each case to the extent that such Tax Refund would reasonably be expected to materially adversely impact Civeo (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of Civeo. Oil States shall be entitled to any Tax Refund realized by any member of the Civeo Group or the Oil States Group resulting from such carryback.

(d)     Except as otherwise provided by applicable law, if any Tax Item of Oil States or Civeo would be eligible to be carried back or carried forward to the same Pre-Closing Taxable Period (had such carryback been the only carryback to such taxable period), any Tax Refund resulting therefrom shall be allocated between Oil States and Civeo proportionately based on the relative amounts of the Tax Refunds to which Oil States and Civeo, respectively, would have been entitled

3.8     Refunds. If Civeo or any member of the Civeo Group receives a refund of Taxes (a “Tax Refund”) (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.2 (an “Oil States Tax Refund”), Civeo shall pay to Oil States an amount that is equal to the Oil States Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Oil States Tax Refund, less any Taxes payable by Civeo or any Civeo Group member in connection with the receipt of such Oil States Tax Refund. If Oil States or any member of the Oil States Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.1 (a “Civeo Tax Refund”), Oil States shall pay to Civeo an amount that is equal to the Civeo Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Civeo Tax Refund, less any Taxes payable by Oil States or any Oil States Group member in connection with the receipt of such Civeo Tax Refund. To the extent the amount of any Tax Refund is reduced by a Tax Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Tax Refund was allocated pursuant to this Section 3.8.

3.9     Earnings and Profits Allocation. Oil States will advise Civeo in writing of the amount of Oil States earnings and profits allocable to Civeo under Section 312(h) of the Code on or before the first anniversary of the Distribution.

3.10     Allocation of Tax Items. All Tax computations for (1) any Pre-Distribution Taxable Periods ending on the Distribution Date and (2) the immediately following taxable period of Civeo or any member of the Civeo Group will be made pursuant to Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Oil States after consultation with Civeo and subject to Civeo’s right to reasonably object thereto.

Article IV
LIABILITY FOR TRANSACTION TAXES

4.1     Oil States’ Liability for Transaction Taxes. Notwithstanding Article III, Oil States and each member of the Oil States Group will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)     any inaccurate written covenant, representation or warranty by Oil States (or any member of the Oil States Group) in this Agreement or the Officer’s Certificate; or

(b)     any act, failure to act, or omission of or by Oil States (or any member of the Oil States Group) inconsistent with any material covenant, representation or warranty in this Agreement, the Officer’s Certificate, the Tax Opinion, or the Private Letter Ruling Request.

4.2     Civeo’s Liability for Transaction Taxes. Notwithstanding Article III, Civeo and each Civeo subsidiary will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)     any inaccurate written covenant, representation or warranty by Civeo (or any Civeo subsidiary) in this Agreement or the Officer’s Certificate;

(b)     any act, failure to act, or omission of or by Civeo (or any Civeo subsidiary) inconsistent with any material covenant, representation or warranty in this Agreement, the Officer’s Certificate, the Tax Opinion, or the Private Letter Ruling Request;

(c)     any breach by Civeo (or any Civeo subsidiary) of any covenant contained in Section 6.2 or Section 6.4; or

(d)     any action of Civeo taken pursuant to Section 6.3 or Section 6.4 that results in the imposition of any Transaction Taxes.

4.3     Shared Liability for Transaction Taxes. Transaction Taxes that are not attributable to the fault of either Party, and as such are not allocable under Section 4.1 or Section 4.2, shall be shared between the Parties, with Oil States and Civeo each bearing fifty percent (50%) of such Transaction Taxes.

Article V
REPRESENTATIONS AND WARRANTIES

5.1     Tax Materials. Each of Oil States and Civeo hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined (A) drafts of the Officer’s Certificate and (B) any other materials delivered by Oil States or Civeo in connection with obtaining the Tax Opinion or submitting the Private Letter Ruling Request ((A) and (B), collectively, the “Draft Tax Materials”), (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Oil States or Civeo (as updated, the “Final Tax Materials”), and (iii) the facts to be presented and the representations to be made in the Final Tax Materials are and will be, from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects.

5.2     No Contrary Knowledge. Each of Oil States and Civeo represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Contribution or the Distribution to be other than that contemplated in the Separation and Distribution Agreement and the Tax Opinion.

5.3     No Contrary Plan. Oil States represents and warrants that neither it, nor any member of the Oil States Group, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials. Civeo represents and warrants that neither it, nor any member of the Civeo Group nor any Civeo subsidiary, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials.

Article VI
COVENANTS

6.1     General. The Parties intend for the Contribution and the Distribution, taken together, to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code pursuant to which gain or loss is not recognized by Oil States or its stockholders (such non-recognition, the “Tax-Free Status”).

6.2     Civeo Restricted Actions. During the Restricted Period, Civeo will not, nor will Civeo permit any member of the Civeo Group or any other Person directly or indirectly controlled by Civeo to:

(a)     liquidate, voluntarily dissolve, merge, convert, or consolidate with or into another entity;

(b)     issue any capital stock or other equity interests, options, or rights to acquire capital stock or other equity interests, or any other instruments convertible into or exchangeable for, or that could otherwise result in the issuance of, capital stock or other equity interests (collectively, “Capital Stock”); provided, however, that (i) Civeo may issue Capital Stock pursuant to the Civeo Corporation 2014 Equity Participation Plan, provided that any such stock issuance meets the requirements of Treasury Regulations Section 1.355-7(d)(8), and (ii) Civeo may issue Capital Stock in connection with an election to be taxed as a real estate investment trust pursuant to Section 856(c) of the Code, but only to the extent that, after applying Section 355(e)(3)(A)(iv), the issuance of Capital Stock would not result in one or more persons acquiring 5% or more of Civeo’s Capital Stock for purposes of Section 355(e);

(c)     redeem, repurchase, or otherwise acquire any outstanding Capital Stock, other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696;

(d)     recapitalize, reclassify, or alter the voting rights of one or more shares of Capital Stock;

(e)     increase or decrease the number of members of the board of directors of Civeo or any pre-Distribution Civeo subsidiary, alter in any way the procedures for the nomination, election, and termination of members of the board of directors, or expand, contract, or otherwise modify the rights of the board of directors to govern the affairs of Civeo, in each case, in a manner that differs from the manner set forth in the Certificate of Incorporation and Bylaws of Civeo or any pre-Distribution Civeo subsidiary in effect as of the date of the Contribution if any such modification could reasonably be expected to cause the Distribution to be taxable under Section 355 of the Code;

(f)     sell, exchange, distribute, or otherwise dispose of any pre-Distribution Civeo subsidiary or all or a substantial part of the assets of any of the trades or businesses conducted by Civeo and the pre-Distribution Civeo subsidiaries (other than sales or transfers of inventory in the ordinary course of business) prior to the Distribution, or discontinue or cause to be discontinued the active conduct of any such trade or business;

(g)     enter into any negotiations, agreements, understandings, or arrangements with respect to any of the foregoing; or

(h)     take, or fail to take, any action that could reasonably be expected to cause the Distribution to fail to obtain the Tax-Free Status (any such action or failure to act, together with any action set forth in Sections 6.2(a)–(g), a “Restricted Action”); provided, however, that the term “Restricted Action” does not include any action, or failure to act, that is contemplated by the terms of the Separation and Distribution Agreement.

6.3     Permitted Actions. Notwithstanding Section 6.2, Civeo will be permitted to take a Restricted Action if, prior to taking such action, Civeo provides notification to Oil States of its plans with respect to such action, and promptly and completely responds to any inquiries by Oil States with respect to such action and either:

(a)     Civeo obtains a private letter ruling with respect to such Restricted Action from the IRS (a “Ruling”) that is reasonably satisfactory to Oil States on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the Tax Opinion; provided, however, that Civeo will not submit any request for such Ruling if Oil States determines in good faith that filing such request might have a materially adverse effect upon Oil States;

(b)     Civeo obtains an unqualified opinion reasonably acceptable to Oil States of an independent nationally recognized law firm or accounting firm approved by Oil States (a “Subsequent Opinion”), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the Tax Opinion; or

(c)     Civeo obtains the prior written consent of Oil States.

(d)     For the avoidance of doubt, Civeo shall not be relieved of any indemnification obligation pursuant to Article IX or otherwise under this Agreement as a result of having satisfied the requirements of this Section 6.3.

6.4     General 355(e) Covenant. Without in any manner limiting Section 6.2 above, during the Restricted Period, Civeo will not take, or fail to take, nor will Civeo permit any of its affiliates to take, or fail to take, any action that would result in a more than immaterial possibility that the Distribution would be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Civeo stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Code (any such action or failure to act, a “Potential Disqualifying Action”), unless, prior to taking the Potential Disqualifying Action, (i) Civeo delivers to Oil States a Ruling or a Subsequent Opinion that is reasonably satisfactory to Oil States, in either case, to the effect that the Potential Disqualifying Action will not cause the Tax-Free Status to cease to apply to the Distribution, or (ii) Civeo obtains the prior written consent of Oil States.

6.5     Notice of Subsequent Information. Civeo and its affiliates will furnish Oil States with a copy of any document or information that reasonably could be expected to have an impact on the Tax-Free Status of the Distribution.

6.6     Cooperation Related to the Tax-Free Status of the Distribution.

(a)     Oil States will cooperate with Civeo, and will take (or refrain from taking) all such actions as Civeo may reasonably request in connection with obtaining any Ruling or Subsequent Opinion referred to in Sections 6.3 and 6.4; provided, however, that Civeo shall reimburse Oil States for all expenses incurred by Oil States in connection with such cooperation. Such cooperation includes providing any information, representations and/or covenants reasonably requested by Civeo (or their counsel) to enable Civeo to obtain and maintain either a Ruling or a Subsequent Opinion. From and after any date on which Oil States, Civeo, or any of their respective affiliates makes any representation or covenant to counsel for purposes of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the Restricted Period ends (or such later date as may be agreed upon at the time such representation is made), the party making such representation or covenant will take no action that would cause such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such action would not cause the Tax-Free Status to cease to apply to the Distribution. Such representations and warranties, once made in writing, will be considered Tax Materials subject to the provisions of Section 5.1.

(b)     Without limiting Oil States’ approval rights set forth in Section 6.3 and Section 6.4, if Civeo receives a Subsequent Opinion or Ruling, Civeo shall promptly, and in any event within two (2) business days after the receipt of the Subsequent Opinion or Ruling, provide a copy of such Subsequent Opinion or Ruling to Oil States to the extent Oil States has not otherwise been provided with a copy.

(c)     Civeo may not file any request for a Ruling with respect to the Tax-Free Status of the Distribution without the prior written consent of Oil States, which consent may not be unreasonably withheld or delayed.

6.7     Tax Reporting. Each of Oil States and Civeo covenants and agrees that it will not take, and will cause its respective affiliates to refrain from taking, any position on a Tax Return that is inconsistent with the Tax-Free Status of the Contribution and Distribution.

6.8     Tax Assistance and Cooperation.

(a)     Cooperation. Oil States and Civeo will each cooperate fully (and each will cause its respective affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund and Audits concerning issues or other matters covered by this Agreement. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Such cooperation will include, without limitation:

(i)     the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Income Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(ii)     the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Oil States Group or the Civeo Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)     the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)     Failure to Perform. If a party fails to comply with any of its obligations set forth in Section 6.8(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party will be liable in full for such additional Taxes.

(c)     Retention of Records. A party intending to dispose of documentation of Oil States (or any Oil States affiliate) or Civeo (or any Civeo affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

Article VII
PAYMENTS

7.1     Estimated Tax Payments. As requested by Oil States, Civeo shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to Oil States on behalf of the Civeo Group an amount equal to the amount of any estimated Separate Tax Liability that Civeo would have otherwise been required to pay to a Tax Authority on such Estimated Tax Installment Date.

7.2     True-Up Payments. Not later than fifteen (15) days following the provision of the Separate Tax Liability computation to Civeo as provided in Section 3.3, Civeo will pay to Oil States, or Oil States will pay to Civeo or apply as a credit against future Tax Liability, as appropriate, an amount equal to the difference, if any, between the Civeo Separate Tax Liability and the aggregate amount paid by Civeo with respect to such period under Section 7.1.

7.3     Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.1(a)(i) (other than Tax Items relating to Transaction Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Tax Authority which may affect Civeo’s Separate Tax Liability, Oil States will prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement, or compromise. Civeo shall pay to Oil States, or Oil States shall pay to Civeo, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability based on such revised pro forma Tax Return and the Separate Tax Liability for such period as originally computed pursuant to this Agreement.

7.4     Payments Under this Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments will be made according to this Section 7.4.

(a)     General. All payments shall be made to the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)     Treatment of Payments. Unless otherwise required by any Final Determination, the Oil States Group and the Civeo Group agree to treat (i) any payment required by this Agreement as either a contribution by Oil States to Civeo or a distribution by Civeo to Oil States, as the case may be, occurring immediately prior to the Distribution, and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

(c)     Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

Article VIII
AUDITS AND TAX PROCEEDINGS

8.1     In General. Except as otherwise provided in this Agreement, the party responsible for filing a Tax Return pursuant to Article II of this Agreement (the “Filing Party”) will have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Oil States, any member of the Oil States Group, Civeo, and any member of the Civeo Group in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights will extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit will be borne by the Filing Party. The Filing Party will not settle any Audit they control concerning a Tax Item of a Pre-Distribution Taxable Period on a basis that would materially increase a Tax Liability of the non-Filing Party with respect to a Pre-Distribution Taxable Period without obtaining such non-Filing Party’s consent, which consent may not be unreasonably withheld.

8.2     Notice. Within ten (10) days after a party receives a written notice from a Tax Authority of a proposed adjustment to a Tax Item for a Pre-Distribution Taxable Period (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Tax Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that such Indemnifying Party is materially prejudiced by such failure.

8.3     Control of Transaction Tax Proceedings. Notwithstanding any provision in this Agreement to the contrary, Oil States will control all activities and strategic decisions with respect to any Tax proceedings relating to Transaction Taxes.

Article IX
INDEMNIFICATION

9.1     Oil States’ Indemnification Obligations. Except as otherwise provided in this Agreement, Oil States will indemnify and hold harmless Civeo and any member of the Civeo Group and any Civeo subsidiary for all Tax Liabilities (and any loss, cost, fine, penalty, damage or other expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Oil States or any member of the Oil States Consolidated Group imposed upon Civeo by reason of Civeo being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (ii) Oil States’ portion of any Transfer Taxes as set forth in Section 3.4; and (iii) any Taxes of Civeo or its affiliates resulting from the breach of any obligation or covenant of Oil States under this Agreement.

9.2     Civeo’s Indemnification Obligations. Civeo will indemnify and hold harmless each of Oil States and any member of the Oil States Group for all Tax Losses (and any loss, cost, fine, penalty, damage or expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Civeo or the Civeo Group or any Civeo subsidiary for any Post-Distribution Taxable Period; (ii) Transaction Taxes, but only to the extent such Transaction Taxes arise from (w) a breach by Civeo or any member of the Civeo Group or any Civeo subsidiary of the representations, warranties, or covenants in this Agreement, (x) a Restricted Action or a Potential Disqualifying Action of Civeo or any member of the Civeo Group or any Civeo subsidiary, including any Restricted Action or Potential Disqualifying Action taken pursuant to Section 6.3 or Section 6.4 that results in the imposition of any Transaction Taxes, (y) the inaccuracy of any factual statements or representations made by Civeo in its Officer’s Certificate or in any subsequent officer’s certificate or similar document, or (z) an action taken by Civeo or any member of the Civeo Group or any Civeo subsidiary which causes the Contribution or the Distribution to not have Tax-Free Status; (iii) Civeo’s portion of any Transfer Taxes as set forth in Section 3.4; and (iv) any Taxes resulting from the breach of any obligation or covenant of Civeo under this Agreement.

9.3     Indemnification Mechanics.

(a)     If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article IX, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article IX, showing such calculations in reasonably sufficient detail so as to permit the Indemnifying Party to understand the calculations. The Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article IX; provided, however, that the Indemnifying Party will not be required to make the indemnification payment if the Indemnifying Party disagrees with such calculations. In such case, the Indemnifying Party shall notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations. Any disagreement with respect to such indemnification payment will be resolved pursuant to Section 10.1.

(b)     Any claim under this Article IX shall be made no later than sixty (60) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(c)     The amount of any indemnification payment with respect to any Tax Liability will be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made. The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 9.3(a). If any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party will be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 9.3(c)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

Article X
MISCELLANEOUS

10.1     Dispute Resolution. In the event that Oil States and Civeo disagree as to the interpretation or application of any provision under this Agreement, the Parties will attempt to resolve in an amicable manner all disagreements and misunderstandings relating to their respective rights and obligations under this Agreement. In furtherance thereof, in the event of a dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, breach or termination thereof (a “Dispute”), the Tax departments of Oil States and Civeo shall negotiate in good faith to resolve the Dispute. If such good faith negotiations do not resolve the Dispute, then the Dispute shall be resolved pursuant to the arbitration provisions set forth in Article IV of the Separation and Distribution Agreement. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement, Oil States and Civeo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Oil States and Civeo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 10.1.

10.2     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

10.3     Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction will include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby becomes impracticable or impossible, the Parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.4     Confidentiality. Each party will hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Parties hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (iii) independently developed), and each party will not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who will be advised of and agree to be bound by the provisions of this Section 10.4. Each party will be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.5     Amendment, Modification, or Termination. This Agreement may be amended, modified, supplemented or terminated only by a written agreement signed by all of the Parties hereto; provided, however, that any indemnification obligations arising under Article IX of this Agreement for all taxable periods prior to any termination of this Agreement will survive until such indemnification obligations are satisfied in full.

10.6     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and will be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a party as may be specified by like notice):

If to Oil States or any member of the Oil States Group, to:

Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
Attention: Cindy B. Taylor and Lias J. Steen
Facsimile: 713-652-0499

If to Civeo or any member of the Civeo Group, to:

Civeo Corporation
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002
Attention: Bradley J. Dodson and Frank C. Steininger
Facsimile: 713-651-0369

or to such other address as any party hereto may have furnished to the other Parties by a notice in writing in accordance with this Section 10.6.

10.7     Complete Agreement. This Agreement, with the other transaction agreements and other documents referred to herein, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other transaction agreement, the terms of this Agreement will be applicable.

10.8     Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and should not in any way affect the meaning or interpretation of this Agreement.

10.9     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10     Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other Parties. This Agreement is solely for the benefit of Oil States and Civeo and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any third Parties any rights or remedies hereunder.

10.11     Authorization. Each of Oil States and Civeo hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.12     Waiver of Jury Trial. Each of the Parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof.

10.13     Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.14     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.15     Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.16     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

10.17     Effective Date. This Agreement is effective as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their duly authorized representatives.

OIL STATES INTERNATIONAL, INC.

/s/ Cindy B. Taylor
Cindy B. Taylor
President and Chief Executive Officer

[Signature Page
Tax Sharing Agreement]

CIVEO CORPORATION

/s/ Bradley J. Dodson
Bradley J. Dodson
President and Chief Executive Officer

[Signature Page
Tax Sharing Agreement]